Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

(617) 498-3362

AMAG Pharmaceuticals, Inc. Reports Financial Results

for the Quarter Ended March 31, 2009

FDA Indicates Manufacturing Observations Adequately Addressed

LEXINGTON, MA (April 30, 2009) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the quarter ended March 31, 2009.  The Company also announced that the U.S. Food and Drug Administration (FDA) informed the Company that the observations noted during the recent inspection of the Company’s manufacturing facility have been adequately addressed.  The Company is seeking marketing approval of its iron replacement therapy, Feraheme™ (ferumoxytol injection), to treat iron deficiency anemia in chronic kidney disease (CKD) patients.

As of March 31, 2009, the Company’s cash, cash equivalents, investments and settlement rights associated with certain auction rate securities totaled $194.6 million.  Revenues for the quarter ended March 31, 2009 were $1.0 million as compared to revenues of $0.6 million for the same period in 2008.

Total operating costs and expenses for the quarter ended March 31, 2009 were $28.9 million as compared to $13.3 million for the same period in 2008, an increase of $15.6 million.  The increase in operating costs and expenses was due to increased research and development expenses to expand the Company’s clinical development infrastructure, conduct clinical trials, and scale up the Company’s manufacturing capabilities, and increased selling, general and administrative expenses to prepare for the planned commercialization of Feraheme.

The Company reported a net loss of $26.4 million, or $1.55 per basic and diluted share, for the quarter ended March 31, 2009, as compared to a net loss of $9.3 million, or $0.55 per basic and diluted share, for the same period in 2008.

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100 Hayden Avenue, Lexington, MA 02421

(617) 498-3300

“During the last several months, we worked with the FDA to address the outstanding regulatory issues referenced in the December 2008 Complete Response letter to our Feraheme New Drug Application (NDA).  We are delighted that the FDA has informed us that we have satisfactorily addressed the observations made during the inspection of our manufacturing facility.  We look forward to bringing the approval process to closure,” commented Brian J.G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “We believe that we have established the necessary infrastructure to support the successful commercial launch of Feraheme, which we expect to occur shortly after receiving marketing approval,” Pereira added.

Recent Corporate Highlights and Accomplishments

•                  The Company was recently informed by the FDA that the observations noted during the recent inspection of the Company’s manufacturing facility have been adequately addressed, and that a re-inspection of its manufacturing facility will not be required as a condition to approval of Feraheme.

•      Following discussions with the FDA, the Company has decided to pursue a broad Phase III clinical development program to treat iron deficiency anemia (IDA) in a wide range of patient populations and in multiple disease states rather than pursue individual indications. Consequently, the Company announced that it will neither commence enrollment in its previously planned Phase III clinical development program in abnormal uterine bleeding, nor advance plans for a separate Phase III program in patients with IDA and cancer.

•      The Company presented two posters with positive results from two randomized, controlled, open-label, multicenter Phase III studies that included 607 patients with CKD stages 1-5 not on dialysis at the National Kidney Foundation’s Spring Clinical Meetings. The first poster, “Increases in Hemoglobin and the Effect of Erythropoiesis-Stimulating Agent (ESA) Use in Non-Dialysis Patients with Chronic Kidney Disease Treated with Ferumoxytol,” presented results showing that treatment with ferumoxytol increased hemoglobin, both in the presence and absence of concomitant ESA therapy. The second poster, “The Relationship Between Hemoglobin Levels, ESA Use, and Adverse Events in Non-Dialysis CKD Patients Treated with Ferumoxytol,” showed that neither a higher maximum achieved hemoglobin nor a larger change in hemoglobin was associated with a higher rate of adverse events in patients treated with ferumoxytol.

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Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 4:30 p.m. ET to discuss the Company’s financial results and condition, business highlights and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 7:30 p.m. ET on April 30, 2009 through midnight May 2, 2009.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 96354096.

An audio webcast of the earnings call will be available through the Investors section of the Company’s website at www.amagpharma.com.  A replay of the webcast will also be available from approximately 6:30 p.m. ET on April 30, 2009, through midnight May 30, 2009.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Feraheme™ (ferumoxytol injection) is being developed for use as an intravenous iron replacement therapeutic agent for the treatment of iron deficiency anemia and as a diagnostic agent for vascular-enhanced magnetic resonance imaging to assess peripheral arterial disease.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding our anticipated Feraheme launch shortly after FDA approval, our belief that we have the necessary infrastructure to support a successful launch, the prospect of bringing the Feraheme approval process to closure, our belief that a re-inspection of our manufacturing facility will not be required prior to Feraheme approval and the Company’s pursuit of a broad Phase III development program to treat iron deficiency anemia, are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Such risks and uncertainties include: (1) the possibility that we may not be able to adequately address the issues raised and provide the information requested, in the Feraheme Complete Response letters in a timely manner, if at all, (2) uncertainties regarding our ability to manufacture Feraheme, (3) the fact that we have limited sales and marketing expertise, (4) uncertainties regarding our ability to successfully compete in the intravenous iron replacement and imaging markets, (5) uncertainties regarding our ability to obtain favorable coverage, pricing and reimbursement for Feraheme, if approved, (6) uncertainties relating to our patents and proprietary rights, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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AMAG Pharmaceuticals, Inc.

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended March 31,
Condensed Consolidated Statements of Operations	2009	2008

Revenues:	$956	$612

Costs and expenses (1):
Cost of product sales	61	44
Research and development expenses	11,072	4,823
Selling, general and administrative expenses	17,750	8,385
Total costs and expenses	28,883	13,252

Operating Loss	(27,927)	(12,640)

Interest and dividend income, net	1,256	3,267
Other income (expense)	69	72

Net loss before income taxes	(26,602)	(9,301)

Income tax benefit	179	—

Net loss	$(26,423)	$(9,301)

Net loss per share - basic and diluted:	$(1.55)	$(0.55)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	17,021	16,970

(1)   Stock-based compensation expenses included in costs and expenses amounted to approximately:

Research and development	$1,095	$709
Selling, general and administrative	2,407	1,985

Condensed Consolidated Balance Sheets	3/31/2009	12/31/2008

Cash, cash equivalents, and short-term investments	$136,306	$159,096
Long-term investments and settlement rights	$58,282	$55,901
Working capital	$127,322	$149,918
Total assets	$209,631	$231,955
Total stockholders' equity	$192,776	$213,414

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